                                                                   EXHIBIT 10.47


                                ELENDER SOLUTIONS
                              SOFTWARE DEVELOPMENT
                                       AND
                               PROPERTY ALLOCATION
                                    AGREEMENT

This SOFTWARE DEVELOPMENT AND PROPERTY ALLOCATION AGREEMENT (the "Agreement") is made and entered into as of March 4, 2005 (the "Effective Date"), by and between ROCKY MOUNTAIN SUPPORT SERVICES, INC., an Arizona corporation ("RMSS") and LSI TITLE COMPANY, a California corporation ("LSI").

                                   WITNESSETH:

WHEREAS, pursuant to a Cross Conveyance and Joint Ownership Agreement between the parties dated as of the Effective Date, RMSS and LSI are equal owners of an undivided interest in an incomplete software package termed by the parties 'eLender Solutions' (the "Software");

WHEREAS, the parties agree that, subject to the terms herein, LSI shall pursue completion of Release 1.0 of the Software and deliver to RMSS that version of the Software which will perform in accordance with the specifications described in Schedule A to this Agreement (the "Specifications"), and the related documentation describing the Software and those Specifications ("Release 1.0 of the Software");

WHEREAS, LSI is willing to undertake such development on the terms herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the parties agree as follows:

1.   DEVELOPMENT & DELIVERY UNDERTAKING OF RELEASE 1.0 OF THE SOFTWARE

     1.1 LSI shall continue to expend at least that level of effort and resources used prior to the Effective Date, which shall at least represent a reasonable level of effort and resources that are necessary to enable LSI to perform and complete its obligations under this Agreement, in development hereunder of Release 1.0 of the Software with the goal of producing, no later than August 31, 2005, Release 1.0 of the Software satisfying the Specifications in all material respects together with basic documentation ("Documentation"). LSI reserves the right to propose changes to the specifications of Release 1.0 of the Software to conform it to LSI's ongoing business requirements. Upon RMSS' written approval, which approval shall not be unreasonably withheld or delayed, the new specifications shall become Specifications for purposes of this Agreement.

     1.2 Designated representatives of LSI and RMSS shall meet monthly or as otherwise agreed during the term hereof to discuss the status of the Software development. LSI shall provide to RMSS, in a format mutually agreed upon by the parties and


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          within one (1) day of the monthly meeting, a written status report describing Release 1.0 of the Software and Documentation development progress.

     1.3 Upon delivery of the proposed Release 1.0 of the Software and Documentation to RMSS by LSI, RMSS shall have a period of forty-five
          (45) days to confirm that the Software performs in accordance with its Specifications and that the Documentation is reasonably complete as to the major functions of the Software and substantially accurate. If RMSS reasonably believes that the Software does not perform in accordance with the Specifications, RMSS shall so inform LSI in a detailed writing of the areas of nonconformance. LSI shall use reasonable efforts to revise the Software to make it conform to the Specifications, and RMSS shall cooperate with such efforts as reasonably requested by LSI. Both parties will cooperate in good faith to apply any agreed testing criteria for Release 1.0 of the Software. Upon RMSS' confirmation that the Software has successfully performed in accordance with the Specifications with no severity one and two errors, which confirmation will not be unreasonably withheld or delayed, the Software will be deemed "Accepted." Notwithstanding RMSS' acceptance testing rights, LSI may use the Software in production to support LSI's own business at any time.

     1.4 LSI shall deliver to RMSS a copy of the current relevant work product, including source code (in a format reasonably requested by RMSS), and a copy of Documentation theretofore developed by LSI within seven business days following completion of each release, which is presently scheduled in each even calendar month. If LSI does not make such delivery in an even calendar month, then RMSS may request such a delivery upon written request to LSI. Regardless of the specific calendar month involved or RMSS' request, the same duty of delivery shall be due as of, and within seven business days following, the close of business on August 31, 2005 and on the close of business on the last day of the Term hereunder. The parties agree that the failure of LSI to comply with this Section 1.7 will result in irreparable harm to RMSS, which harm is not capable of full compensation by the payment of monetary damages, and therefore, RMSS shall be entitled to seek the granting of injunctive relief, including, but not limited to a preliminary injunction, without the requirement of RMSS' posting of bond to address any such failure by LSI.

2.   DEVELOPMENT OF SOFTWARE BEYOND RELEASE 1.0 OF THE SOFTWARE

     2.1 During the Term but after Acceptance of Release 1.0, LSI agrees to continue to further develop and enhance the Software in a manner and timeframe consistent with LSI's business objectives. Prior to August 31, 2005 and from time to time thereafter, the parties shall promptly commence meeting, on a schedule to be agreed at that time, to discuss the features, functions, and timing of any such new development. RMSS shall have the right to provide input with respect to such new development direction, but ultimately LSI shall have the final decision on the scope and timing of any future development of the Software. After LSI establishes the future development direction of the Software, it shall provide


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          RMSS with the applicable development specifications, at which time, and unless otherwise agreed to by the parties, the terms and conditions of Section 1 with respect to the Release 1.0 of the Software will apply to this new development for the remainder of the Term, as extended by mutual agreement of the parties.

     2.2 In the event that the parties do not agree to continue their joint development arrangement beyond the Term, LSI, for a two year period thereafter and when requested by RMSS, agrees to offer and provide access to RMSS to subsequent releases of LSI internally developed Software on commercially reasonable financial and other terms.

3.   TERM

     3.1 Unless earlier terminated as contemplated herein or extended by the mutual agreement of the parties, this Agreement shall continue until March 31, 2006 (the "Term"). Neither termination nor expiration shall terminate any obligations accrued hereunder prior to such time.

4.   COMPENSATION

     4.1 Through March 31, 2006, RMSS agrees to pay LSI five hundred thousand ($500,000) per month for LSI's development services. RMSS shall pay LSI within thirty (30) days of receipt of invoice. The parties have specified August 31, 2005 as a "Target Completion Date" for Release
          1.0 of the Software.

     4.2 Following Acceptance and for the duration of the Term, LSI shall offer maintenance for the Software, as described in Schedule B hereto, for no incremental fee. Any related professional services for custom development, conversion, integration, hosting or training assistance shall be performed pursuant to further agreement between the parties. The parties intend that RMSS will utilize Release 1.0 of the Software from within the LSI environment. If RMSS elects to maintain and use Release 1.0 of the Software in an RMSS environment, RMSS shall bear the costs of any third party hardware and software necessary to establish and run the Software in RMSS' environment.

5.   PRODUCTION BACK OFFICE

     5.1 In the event that RMSS elects to utilize the rules engine component of Release 1.0 of the Software in production, then RMSS agrees that it will only utilize LSI services, and not the data and services of any other third party, with respect to the use of such rules engine. Similarly, if in connection with providing such services to RMSS, LSI needs to obtain any "Starters" and "L&Vs" from Fidelity National Financial, Inc. under that certain FNF Starters Repository Access Agreement dated as of the Effective Date between Fidelity National Financial, Inc. and Fidelity National Information Services, Inc. (the "Starters Agreement"), then either RMSS agrees to reimburse LSI for the fees paid to Fidelity National Financial, Inc. for access to the Starters and L&V under the Starters Agreement,


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          or to cause Fidelity National Financial, Inc. not to charge FNIS for the fees to access the Starters and L&Vs under the Starters Agreement.

     5.2 If RMSS desires to purchase production back office processing services with respect to its use of the Software during the Term, it shall so inform LSI and Provide LSI with the opportunity to make a commercial proposal to provide such services.

6.   TITLE IN DEVELOPMENTS

     6.1 Each Party shall own an undivided half interest in the Software (including Release 1.0 of the Software and any subsequent development of the Software during the Term), and related Documentation (without a duty of accounting) as it is further developed and enhanced hereunder and as it exists upon termination of this Agreement, maintaining the allocation of title established by the above-referenced Cross Conveyance and Joint Ownership Agreement. During the Term, LSI hereby makes a continuing assignment of an undivided one half interest in its Software (including Release 1.0 of the Software and subsequent development of the Software during the Term) and Documentation work product hereunder including without limitation related know-how, concepts, inventions, copyrights, source and object code. The foregoing continuing assignment shall cease upon termination hereof but the allocation of property subject to the assignment to such date shall be unaffected thereby.

     6.2 Subject to Section 7 herein, each party may use the work product arising hereunder and owned by it in any manner it may choose, including without limitation development of derivative works. Neither party shall have to account to the other for any profits it may make from exploitation of such work product within the terms of permitted use hereunder.

     6.3 From time to time, upon request of either party, at the expense of the requesting party, the other party shall take such actions and execute and deliver such documents, as the requesting party may reasonably specify for purposes of recording, perfecting or otherwise memorializing the foregoing allocation of property interest. This provision shall survive the term of this Agreement.

7.   LSI COVENANTS, REPRESENTATIONS AND WARRANTIES

     7.1  LSI covenants, represents and warrants as follows:

          7.1.1 the service to be provided to RMSS hereunder shall be performed in a professional and workmanlike manner;

          7.1.2 the Software development shall reflect solely the original work product of LSI unless the inclusion of third-party source code materials is embedded in the Software and is otherwise disclosed in writing in advance to RMSS;


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          7.1.3 If the services of a consultant or contractor are used by LSI in connection with development of the Software, LSI shall secure all necessary agreements to assure that (i) the title to its work product vests in LSI and, pursuant hereto, in RMSS, and that (ii) consultant or contractor is bound to the duties of confidentiality reasonably similar to those described in this Agreement;

          7.1.4 the Software developed hereunder shall not infringe or misappropriate any intellectual property rights, including without limitation, copyrights, trademarks, trade secrets or patents, or contractual rights of any third party;

          7.1.5 (a) it has the power and corporate authority to enter into and perform this Agreement, (b) its performance of this Agreement does not and will not violate any governmental law, regulation, rule or order, contract, charter or by-law; (c) it has received no written notice of any third party claim or threat of a claim alleging that any part of the Software infringes the rights of any third party in any of the United States, and (d) each item of Software developed hereunder shall be delivered free of undisclosed trapdoors, Trojan horses, time bombs, time outs, spyware, viruses or other code which, with the passage of time, in the absence of action or upon a trigger, would interfere with the normal use of, or access to, any file, datum or system.

     7.2 THE EXPRESS WARRANTIES SET FORTH IN THIS PARAGRAPH ARE THE ONLY WARRANTIES HEREUNDER; THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THESE WARRANTIES SURVIVE THE TERM OF THIS AGREEMENT.

8.   CONFIDENTIALITY.

     8.1 Proprietary Information (i) shall be deemed the confidential property of the disclosing party (or the party for whom such data was collected or processed, if any), (ii) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and any ancillary agreements, and (iii) shall be protected by the receiving party in accordance with the terms of this Section 7. This
          Section 7 shall survive the term.

     8.2 Except as set forth in this Section, neither party shall disclose the Proprietary Information of the other party in whole or in part, including derivations, to any third party except as contemplated herein. In no event shall source code for the Software or derivative works be shared with any third party except under a perpetual duty of nondisclosure. If the parties agree to a specific nondisclosure period for a specific document, the disclosing party shall mark the document with that nondisclosure period. In the absence of a specific period, the duty of


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          confidentiality for (a) object code versions of the Software and related Documentation shall extend until the Software has been Accepted or until termination of this Agreement and (b) with respect to any other Proprietary Information shall extend for a period of (5) five years from disclosure. Proprietary Information shall be held in confidence by the receiving party and its employees, and shall be disclosed to only those of the receiving party's employees and professional advisors who have a need for it in connection with the administration and implementation of this Agreement. Each party shall use the same degree of care and afford the same protections to the Proprietary Information of the other party as it uses and affords to its own Proprietary Information.

     8.3 Proprietary Information shall not be deemed proprietary and, subject to the carve-out below, the receiving party shall have no obligation of nondisclosure with respect to any such information which:

          8.3.1 is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;

          8.3.2 was disclosed to the receiving party by a third party that was free of obligations of confidentiality to the party providing the information;

          8.3.3 is approved for release by written authorization of the disclosing party;

          8.3.4 was known to the receiving party prior to receipt of the information; or

          8.3.5 is publicly disclosed pursuant to a requirement or request of a governmental agency, or disclosure is required by operation of law.

     8.4 The parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those employees of the parties with a need to know the contents of this Agreement or as required by law or national stock exchange rule. In no event may this Agreement be reproduced or copies shown to any third parties (except counsel, auditors and professional advisors) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event the respective parties agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

          8.4.1 In addition, each party shall give notice to the other party of any demands to disclose or provide Proprietary Information of the other party under or pursuant to lawful process prior to disclosing or furnishing such Proprietary Information, and shall cooperate in seeking reasonable protective arrangements.


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9.   GOVERNING LAW; DISPUTE RESOLUTION

     9.1 This Agreement shall be governed by, and construed in accordance with, the laws of Florida. The parties hereby submit to the personal jurisdiction of the state and federal courts in the State of Florida for the purpose of adjudication of all matters arising hereunder or relating hereto which may be the subject of litigation between the parties.

     9.2 If, prior to the termination of this Agreement, a dispute arises between RMSS and LSI with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, such dispute shall be settled as set forth in Sections 8.3-8.7 of this
          Section 8.

     9.3 The parties shall escalate and negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved between the parties at the level where the issue is discovered and has immediate impact. Escalation shall be by written notice to the other party and to the movant's president. Such president (or his or her designee) shall attempt to resolve such a dispute within twenty (20) days of the initial communication between them on the topic of the dispute (which may be by notice). The location, format, frequency, duration and termination of these discussions shall be left to the discretion of the representatives involved. If such parties do not resolve the underlying dispute within such twenty (20) day period, then either party may notify the other in writing that the dispute is to be elevated to binding arbitration.

     9.4 All discussions and correspondence among the representatives for purposes of these negotiations shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

     9.5 Either party may request arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. Such arbitration shall be governed by the then current version of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The Arbitration will be conducted in Jacksonville, Florida in front of one mutually agreed upon arbitrator.

     9.6 Each party shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses. Unless the award provides otherwise, the fees and expenses of the arbitration procedures, including the fees of the arbitrator or arbitrators, will be shared equally by the parties.


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     9.7  Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

10.  INDEMNIFICATION

     10.1 Each party (in this context, the "Indemnitor") shall defend, indemnify, and hold harmless the other, its officers, directors, agents, and employees (collectively, "Indemnitees") against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred by reason of claims of third parties against any of the Indemnitees based on any Indemnitor use of, or related Indemnitor representations or assurances with respect to, the Software to such third party (or any derivative work developed by or for the Indemnitor).

     10.2 LSI shall defend, indemnify, and hold harmless RMSS against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred by reason of claims of third parties arising from the breach of Section 6.1.2, 6.1.3, or 6.1.4 hereof.

11.  INFRINGEMENTS BY THIRD PARTIES

     11.1 The parties shall cooperate reasonably in the prosecution of infringers of the Software. If the parties cannot agree to pursue a purported infringer, a party wishing to pursue such infringer on its own may do so at its own expense (and to its own benefit), and the other party shall, to the extent necessary, assign its right to pursue such a claim to the former party.

     11.2 Notwithstanding the foregoing, if a party unilaterally pursuing a purported infringer is the subject of a judgment invalidating or derogating in any material way from the value of the Software to the party having elected not to pursue such enforcement, the latter party may initiate binding arbitration, pursuant to Section 8 hereof, to determine the diminution in value to it of the Software in light of the aforementioned judgment, and to recover from the party having elected to pursue a claim, an equal amount.

12.  TERMINATION AND LIMITATION OF LIABILITY

     12.1 The parties may terminate this Agreement upon mutual agreement by written consent.

     12.2 If either party fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty (30) days of receipt (or, if a cure could not reasonably be completed in thirty days, but the other party is diligently pursuing a cure, then within sixty (60) days) of notice of default, then the other party may terminate this Agreement effective on the last day of the cure period.


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     12.3 EACH PARTY SHALL BE LIABLE TO THE OTHER FOR ALL DIRECT DAMAGES ARISING
          OUT OF OR RELATED TO ANY CLAIMS, ACTIONS, LOSSES, COSTS, DAMAGES AND EXPENSES RELATED TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. SUBJECT TO SECTION 11.4 BUT NOTWITHSTANDING ANYTHING ELSE
          IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES, WHETHER ARISING IN CONTRACT, TORT, EQUITY, NEGLIGENCE OR OTHERWISE EXCEED THE AMOUNT OF FEES PAID BY RMSS TO LSI PURSUANT TO THIS AGREEMENT OVER THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

     12.4 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER.

13.  NOTICES

     13.1 Except as otherwise provided under this agreement, all notices, demands or requests or other communications required or permitted to be given or delivered under this agreement shall be in writing and shall be deemed to have been duly given when received by the designated recipient. Written notice may be delivered in person or sent via reputable courier service and addressed as set forth below:

          If to RMSS:     Rocky Mountain Support Services, Inc.
                          601 Riverside Avenue
                          Jacksonville, FL 32204
                          Attn: President

          with a copy to: Fidelity National Financial, Inc.
                          601 Riverside Avenue
                          Jacksonville, FL 32204
                          Attn: General Counsel

          If to LSI:      LSI Title Company
                          17911 Von Karman Ave.
                          Irvine, CA 92614
                          Attn: President

          with a copy to: Fidelity National Information Services, Inc.
                          601 Riverside Avenue
                          Jacksonville, FL 32204
                          Attn: General Counsel


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     13.2 The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section.

14.  MISCELLANEOUS

     14.1 Waiver. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this agreement.

     14.2 Severable Agreement. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from this agreement.

     14.3 Integrated Agreement. This agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and integrates all prior and contemporaneous agreements, representations and understandings of the parties, oral and written, pertaining to the subject matter hereof. No supplement, modification or amendment of this agreement shall be binding unless in a writing executed by both parties.

     14.4 Headings. Headings used herein are for the convenience of the parties and shall not be deemed part of the agreement or used in its construction.

     14.5 Assignment. This agreement may not be assigned by either of the parties without the prior written consent of the other party; any purported assignment in breach of the foregoing shall be without legal effect to assign this agreement. This agreement is binding on the successors and permitted assigns of each party.

     14.6 Relationship of Parties. Nothing herein is intended to create, and shall not be asserted or construed to create, a joint venture, partnership or agency of any nature between the parties. Except as specifically set forth herein, each party assumes sole and full responsibility for its acts and the acts of its directors, officers, employees, agents and affiliates. Neither party has any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate the other party in any manner whatsoever except as specifically set forth herein.

     14.7 Amendment. Notwithstanding the foregoing, at any time prior to the Sale of Fidelity National Information Services, Inc. ("FNIS"), (as defined below) or any offering and sale to the public of any shares or equity securities of FNIS or any of its subsidiaries pursuant to a registration statement in the United States, this Agreement may not be amended without the prior written consent of Thomas H. Lee Equity Fund V, L.P. ("THL") and TPG Partners III, L.P. ("TPG") if such amendment would affect Sections 1, 2, 3, 4, 5, 6, 9, 10 or 11 in any manner materially adverse to FNIS Group's consolidated business activities, taken as a whole, or FNIS Group's costs of doing business, viewed on a consolidated basis, provided that in no event shall any change to the schedules hereto require such prior written consent unless such change would materially and adversely affect in


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          any manner FNIS Group's consolidated business activities, taken as a whole, or FNIS Group's costs of doing business, viewed on a consolidated basis, and provided, further, that in no event shall the amendment provisions set forth in this Section 14.7 be amended or modified without the consent of THL and TPG. THL and TPG are intended third party beneficiaries of this Agreement solely with respect to this Section 14.7. "Sale of Fidelity National Information Services, Inc." means an acquisition by any Person (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and used in Sections 13(d) and 14(d) thereof ("Person")) of Beneficial Ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding shares of FNIS common stock or the combined voting power of the then outstanding voting securities of FNIS entitled to vote generally in the election of directors; excluding, however, the following: (i) any acquisition directly from FNIS, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from FNIS or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by FNIS or a member of the FNIS Group. "FNIS Group" means FNIS, Subsidiaries of FNIS, and each Person that FNIS directly or indirectly controls (within the meaning of the Securities Act) immediately after the Effective Date, and each other individual, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or department, agency, or political subdivision thereof that becomes an Affiliate of FNIS after the Effective Date.

          IN WITNESS WHEREOF, the parties have duly executed this agreement as of the date first written above.

Rocky Mountain Support Services, Inc.   LSI Title Company


By: /s/ Peter T. Sadowski               By: /s/ Michael L. Gravelle
    ---------------------------------       ------------------------------------
Print: Peter T. Sadowski                Print: Michael L. Gravelle
Title: Vice President                   Title: Senior Vice President
Date: March 4, 2005                     Date: March 4, 2005


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